HEI Exhibit 10.3

HAWAIIAN ELECTRIC INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

HAWAIIAN ELECTRIC INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PROLOGUE

Effective as of January 1, 1989, the “Hawaiian Electric Industries, Inc. Supplemental Executive Retirement Plan” (the “Plan”) was adopted by the Company as a spin off from the Hawaiian Electric Industries, Inc. Excess Benefit Plan (the “Excess Benefit Plan”), as amended and restated as of such date. The benefits accrued under the Excess Benefit Plan as of such date by participants of this Plan were spun off to this Plan on January 1, 1989. The Plan as set forth herein is amended and restated as of January 1, 2009.

This Plan is not intended to meet or be subject to the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended. This Plan is intended to be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and thus exempt from Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I

DEFINITIONS

The following terms as used herein shall have the indicated meaning unless a different meaning is plainly required by the context. Whenever appropriate, words used in the singular may include the plural and vice versa and the masculine gender shall always include the feminine gender.

1.1 Accrued Benefit means the Participant’s accrued benefit determined hereunder and expressed in the form of an annual benefit commencing at the Participant’s Normal Retirement Date.

1.2 Actuarial Equivalent means an amount and form of benefit certified by an actuary to be mathematically equivalent in value to a given amount and form of benefit on the basis of the assumptions applicable under the Retirement Plan. Plan benefits that are deemed to be “actuarially reduced,” “actuarially increased,” or “actuarially adjusted” shall be computed as the Actuarial Equivalent of the benefit being replaced.

1.3 Associated Company means the Company and any corporation that is a member of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code) as the Company. A corporation shall be regarded as an Associated Company only during the period it is a member of such controlled group of corporations.

1.4 Code means the Internal Revenue Code of 1986, as amended.

1.5 Committee means the Compensation Committee of the Company’s Board of Directors.

1.6 Company means Hawaiian Electric Industries, Inc.

1.7 Compensation means the Participant’s wages, salaries, and bonuses (including for the year for which it is earned any bonus under the Hawaiian Electric Industries, Inc. Executive Incentive Compensation Plan, but excluding any bonus that is paid or deferred pursuant to the Hawaiian Electric Industries, Inc. Long-Term Incentive Plan) received for personal services actually rendered in the course of employment with an Associated Company prior to reduction for an arrangement qualifying under Section 125 or 401(k) of the Code.

1.8 Credited Service means the period of employment for which benefit accrual credit is given under Article II.

1.9 Early Retirement Date, with respect to any Participant, means the attainment of age fifty-five (55) or, in respect of those Participants who first participated in the Plan after 2008, the attainment of at least age fifty-five (55) with at least five (5) years of participation in the Plan.

1.10 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.11 Final Average Compensation means the average annual Compensation of a Participant during the three 12-month calendar periods during the Participant’s last 60 months of Credited Service affording the highest such average.

1.12 Joint and Survivor Annuity means an annuity (i) for the life of the Participant with a survivor annuity for the life of the spouse of the Participant to whom he or she is married at the time of his or her death (or, if different, his or her designated beneficiary under the Retirement Plan) that is one-half of the amount of the retirement income payable during the joint lives of the Participant and the Participant’s spouse (or designated beneficiary), and (ii) that is the Actuarial Equivalent of a single life annuity for the life of the Participant.

1.13 Normal Retirement Date, with respect to any Participant, shall have the meaning given such term under the Retirement Plan as in effect as of the first date of the Participant’s participation hereunder.

1.14 Participant means an officer of the Company or an Associated Company whose participation in this Plan is approved by resolution of the Committee.

1.15 Plan means this Hawaiian Electric Industries, Inc. Supplemental Executive Retirement Plan.

1.16 Plan Year means the calendar year.

1.17 Postponed Retirement Date, with respect to any Participant, shall have the meaning given such term under the Retirement Plan as in effect as of the first date of the Participant’s participation hereunder.

1.18 Primary Social Security Benefit means the monthly amount of primary old age insurance benefits available to a Participant at the earliest age at which Social Security benefits are available, or at date of retirement, if later (the “Social Security Commencement Age”), under the provisions of Title II of the Social Security Act as in effect for the year during which the Participant has a Separation from Service, assuming no future earnings from the year of separation, a 4.50% annual increase in the national average wage and a 3.75% annual cost of living increase in years subsequent to the year of Separation through the Social Security Commencement Age.

1.19 Retirement Plan means the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries, as amended from time to time.

1.20 Separation from Service means a separation from service within the meaning of Section 409A of the Code.

ARTICLE II

SERVICE RULES

Section 2.1 Credited Service Rules

(a) Credited Service shall be granted for the period of time beginning with the initial date on which the Participant commenced employment with an Associated Company to the date the Participant has a Separation from Service with all of the Associated Companies.

(b) If a Participant who was formerly employed by any of the Associated Companies is re-employed by an Associated Company and re-admitted as a Participant of this Plan by the Committee, in addition to the Credited Service granted in (a), Credited Service shall be granted for the period of time beginning with the date the Participant commences participation after such re-employment to the date the Participant subsequently has a Separation from Service with all of the Associated Companies.

Section 2.2 Special Rule for Maternity or Paternity Absences

If a Participant is absent from work for any period (i) by reason of pregnancy, the birth of a child, or the placement of a child with a Participant in connection with the adoption of such child or (ii) for purposes of caring for such child for a period beginning immediately following such birth or placement, the Participant shall be granted Credited Service for such period to the extent credited under the Retirement Plan.

ARTICLE III

ELIGIBILITY

An officer of an Associated Company shall be a Participant only if and as of when his participation in the Plan has been approved by the Committee (provided that, if no effective date of participation is specified, participation shall commence as of the date of such approval and provided further that participation shall not commence before the Participant first performs an hour of service for the Company or an Associated Company). However, in no event may a

Participant who is entitled to a benefit under this Plan also be eligible to participate in the Hawaiian Electric Industries, Inc. Excess Pay Plan. Subject to Section 9.2 of this Plan, a Participant shall not be entitled to a benefit under this Plan except to the extent the Participant is vested in the Retirement Plan or, in respect of those Participants who first participated in the Plan after 2008, unless and until the Participant has completed five years of continuous participation in the Plan.

ARTICLE IV

CONTRIBUTIONS

The Associated Companies shall pay the entire cost of the Plan from their general assets. No separate trust fund shall be established in connection with the Plan.

ARTICLE V

BENEFITS

Section 5.1 Normal Retirement Income

The monthly amount of retirement income commencing as of the Participant’s Normal Retirement Date on a single life basis shall be as follows:

(a) (i) The product of the Participant’s years of Credited Service and 2.04% (but not more than a total of 60%), multiplied by the Participant’s Final Average Compensation, reduced by (ii) (1) the Participant’s Primary Social Security Benefit, (2) the benefit payable under the Retirement Plan as of his Normal Retirement Date (calculated without regard to the cost of living increases provided for in Section 4.10 of the Retirement Plan), (3) the benefit payable as of his Normal Retirement Date under the American Savings Bank Retirement Plan, and (4) the amount payable to the Participant upon the commencement of participation under this Plan from the American Savings Bank Supplemental Executive Retirement, Disability and Death Benefit Plan.

(b) Notwithstanding any provision herein to the contrary (including the age requirements of this Plan), a Participant shall receive as retirement income (as determined on an annual basis) at least the amount which would have been paid, as of December 31, 2008, pursuant to the benefit formula stated in Section 4.2 of the Hawaiian Electric Industries, Inc. Excess Pay Supplemental Executive Retirement Plan.

Section 5.2 Early Retirement Income

(a) If a Participant has a Separation from Service on an Early Retirement Date, his monthly retirement income commencing as of his Early Retirement Date shall be the retirement income payable pursuant to Section 5.1(a)(i) of this Plan, reduced to reflect the fact that payments shall commence as of an earlier date according to the following scale interpolated to the nearest full month (provided, however, that no such reduction may exceed the Actuarial Equivalent reduction permitted to reflect the fact that payments shall commence earlier) and then further reduced by the amounts described in Section 5.1(a)(ii) of this Plan (but determined in the case of Sections 5.1(a)(ii)(2), (3) & (4), as of his Early Retirement Date).

Age at Retirement*	Remainder Percentage Applicable at Retirement
65 – 60	100%
59	99%
58	98%
57	97%
56	96%
55	95%
54	90%
53	85%
52	80%
51	75%
50	70%

*	For purposes of determining a Participant’s age at his Early Retirement Date under this scale, a Participant’s actual age shall be increased by one full year for each full year of Credited Service in excess of 33 years of Credited Service.

(b) A Participant who has satisfied the Credited Service requirements for an Early Retirement Date, but incurred a Separation from Service with the Company and the Associated Companies before satisfying the age requirement for an early retirement income, shall be entitled as of satisfaction of such age requirement to a benefit payable pursuant to Section 5.1(a)(i) of the Plan, reduced to an Actuarial Equivalent in accordance with Section 4.2(b) of the Retirement Plan and then further reduced by the amounts described in Section 5.1(a)(ii) of this Plan (but determined in the case of Sections 5.1(a)(ii)(2), (3) & (4), as of his or her Early Retirement Date).

Section 5.3 Postponed Retirement Income

If a Participant remains employed subsequent to his Normal Retirement Date and has a Separation from Service on a Postponed Retirement Date, his retirement income commencing as of his Postponed Retirement Date shall be computed based upon his Credited Service and Compensation (including Credited Service and Compensation credited subsequent to his Normal Retirement Date) as of his Postponed Retirement Date.

Section 5.4 Normal Form of Benefits and Optional Forms

(a) Subject to Section 5.2(b) and the following provisions of this Section 5.4, the benefits payable under this Plan shall commence as soon as practicable (but in any event within ninety (90) days) following the Participant’s Separation from Service (but in the case of a Participant who has a Separation from Service before his or her Early Retirement Date, not before what would have been the Participant’s Early Retirement Date had there been no Separation from Service) in the form of a single life annuity. Notwithstanding the foregoing, a

Participant may elect, in accordance with the following provisions of this Article V, to have payment made in the form of any other life annuity available at the time of payment under the Retirement Plan (other than an option for a lump sum or the adjustment for Federal Old Age Benefits (Social Security)), based on the same actuarial assumptions used in determining optional forms of benefits under the Retirement Plan as in effect as of the time of payment.

(b) A Participant may elect in the form and manner provided by the Committee within thirty (30) days of first becoming a Participant that benefits payable under this Plan (i) shall not commence upon his Separation from Service but rather shall be paid commencing on (or as soon as practicable but in any event within ninety (90) days following) January 1 of either (A) a calendar year specified by the Participant, provided such calendar year commences after the Participant’s Separation from Service (but in the case of a Participant who has a Separation from Service before his or her Early Retirement Date, not before what would have been the Participant’s Early Retirement Date had there been no Separation from Service), or (B) a calendar year that begins a number of years (as specified by the Participant) after the Participant’s Separation from Service (but in the case of a Participant who has a Separation from Service before his or her Early Retirement Date, not before what would have been the Participant’s Early Retirement Date had there been no Separation from Service), and (ii) shall be payable in any form of benefit available at the time of the election under the Retirement Plan (provided that, if the Participant specifies a life annuity, the Participant shall not be required to specify the particular type of life annuity until payments commence), other than an option for a lump sum or the adjustment for Federal Old Age Benefits (Social Security), based on the same actuarial assumptions used in determining optional forms of benefits under the Retirement Plan as in effect as of the time of payment.

(c) A Participant who has made an election as described in subsection (b), above, or who is deemed (by failing to make an election in accordance with subsection (b), above) to have elected payment in the form of a single life annuity commencing upon Separation from Service, may change such election in the form and manner provided by the Committee provided that, to the extent required by Section 409A of the Code, (i) such election may not take effect until at least twelve (12) months after the date on which the election is made, (ii) the commencement of payment is deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid, and (iii) the election is made not less than twelve (12) months before the date the first amount was scheduled to be paid.

(d) Notwithstanding the foregoing provisions of this Section 5.4, no payment shall be made until at least six (6) months following a Participant’s Separation from Service and all amounts that otherwise would have been payable during such six-month period shall be paid (without interest) to the Participant in a lump sum as soon as practicable (but in any event within five (5) business days) following the expiration of such six-month period, and subsequent payments under the Plan shall be made in accordance with the terms of the Plan determined without regard to such six-month delay requirement.

Section 5.5 Death Benefit for Certain Participants

(a) If a Participant dies while entitled to benefits under the Plan but before the payment of benefits has commenced under the Plan, his surviving spouse (or, if different, his designated beneficiary under the Retirement Plan) shall receive a benefit equal to the “survivor annuity” described in Section 5.5(b) of this Plan that commences as soon as practicable (but in any event within ninety (90) days) following the Participant’s death or, if later, the Participant’s Early Retirement Date (determined as if the Participant had not had a Separation from Service).

(b) For purposes of this Section 5.5, “survivor annuity” means a survivor annuity for the life of the surviving spouse or, if none, the designated beneficiary of the Participant under which the payments to the surviving spouse or designated beneficiary are equal to the amounts that would be payable as a survivor annuity under a Joint and Survivor Annuity based on the benefit calculated under Section 5.1, 5.2 or 5.3 of this Plan, provided that the Retirement Plan shall pay so much of that benefit as is permitted under the terms of the Retirement Plan, with the excess being paid from this Plan. In the case of a Participant who has not attained his or her Early Retirement Date at the time of death, the survivor annuity shall be calculated as if such Participant had (i) separated from service on his or her date of death, (ii) survived to his or her Early Retirement Date, (iii) retired with an immediate Joint and Survivor Annuity at his or her Early Retirement Date, and (iv) died on the day after the day on which he or she would have attained his Early Retirement Date.

Section 5.6 Small-Sum Cashouts

Notwithstanding the foregoing provisions of this Article V but subject to the provisions of Section 5.4(d), if the Actuarial Equivalent lump-sum present value of the benefit otherwise payable in accordance with the preceding provisions of this Article V is not more than $100,000, determined as of the date as of which payment of benefits otherwise would have commenced, the benefit shall be paid to the Participant (or his or her beneficiary, as the case may be) in one lump-sum payment.

Section 5.7 Special Rule for Certain Participants

(a) The provisions of this Section 5.7 shall apply only to Participants who accrued no benefit under the Plan after 2004 and, in respect of the Accrued Benefit of any Participant who retired as Chief Executive Officer of the Company before 2009, the portion of such Accrued Benefit that was earned and vested (within the meaning of Section 409A of the Code) before 2005.

(b) Notwithstanding any other provision of this Plan, if a “change of control” (as defined in Section 5.7(c) occurs, then the Actuarial Equivalent of the Accrued Benefit (or applicable portion thereof) of each such Participant who is retired (or if the retired Participant has died, the portion of his or her Accrued Benefit (or applicable portion thereof) to which his or her spouse or other beneficiary is entitled) shall be paid in a lump sum to the retired Participant (or if the retired Participant has died, his or her spouse or other beneficiary) within 30 days of the date of such change in control.

(c) For the purposes of this Section 5.7, a “change of control” shall be deemed to have taken place if (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions, the persons who were Directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; or (iii) a majority of the Board of Directors of the Company determines in good faith that a “change of control” is imminent.

ARTICLE VI

ADMINISTRATION

Section 6.1 The Committee

(a) The Committee shall be responsible for the administration of the Plan. The Committee shall have the sole authority, in its discretion, to adopt, amend, and rescind such rules and regulations as it deems advisable for the administration of the Plan, to construe and interpret the Plan and its provisions, to resolve any ambiguities in the Plan’s provisions, and to make all determinations under the Plan, including determining the rights of Participants and beneficiaries and the amount of any benefits payable under the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding upon all persons.

(b) The Committee shall have the power to delegate specific responsibilities to any person or group of persons, and such person or group may serve in more than one such delegated capacity. Such delegations may be to employees of an Associated Company or to other individuals, all of whom shall serve at the pleasure of the Committee and the Company, and if full-time employees of an Associated Company, without compensation. Any such person may resign by delivering a written resignation to the Committee.

(c) Without limiting the foregoing provisions of this Article VI, the Committee shall have the following specific duties and responsibilities in addition to any other duties specified in the Plan or by applicable law.

(1) Subject to the limitations contained in this Plan, the Committee shall adopt rules for the administration of the Plan as it considers desirable, provided such rules do not conflict with the Plan.

(2) The Committee may authorize an agent, to act on its behalf, and may contract for legal, actuarial, medical, accounting, clerical, and other services to carry out the Plan and to discharge its responsibilities.

(3) Except as otherwise expressly provided herein, the Committee in its discretion may interpret and construe the Plan, or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be binding upon all persons.

(4) The Committee shall adopt from time to time actuarial tables and actuarial methods for use in all actuarial calculations, if any, required in connection with the determination of benefit payments under the Plan.

(5) The Committee shall be responsible for the maintenance of all employee, Participant, and beneficiary records for the Plan. The Committee shall also be responsible for the maintenance of records, appropriate notifications, and filings in connection with the interest of all Participants or their spouses or contingent annuitants.

Section 6.2 Expenses

The Associated Companies shall pay all expenses of administering the Plan. Such expenses shall include any expenses incurred by an Associated Company or the Committee, including, but not limited to, the payment of professional fees of consultants.

ARTICLE VII

INDEMNIFICATION

The Associated Companies shall indemnify and save harmless and/or insure the members of the Committee and each person who is an employee or a director of an Associated Company, and may indemnify and/or insure those to whom the Committee has delegated its duties, against any and all claims, losses, damages, expenses, and liability arising from their responsibilities in connection with this Plan, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Associated Companies.

ARTICLE VIII

CLAIMS PROCEDURE

Section 8.1 Claims Procedure

A Participant or beneficiary or any other person who has not received benefits under this Plan that he or she believes should be paid (each, a “Claimant”) may make a claim for benefits as follows:

(a) Written Claim. The Claimant may initiate a claim by submitting to the Company a written claim for benefits.

(b) Timing of Company Response. The Company shall respond to the Claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Company expects to render its decision.

(c) Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of the review procedures in Section 8.2 and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Section 8.2 Review Procedure

If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review of the denial by the Committee as follows:

(a) Written Request. In order to initiate the review, the Claimant, within 180 days after receiving the Company’s notice of denial, may file with the Committee a written request for review. The Claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Company shall provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(b) Considerations on Review. In considering the claim on review, the Committee shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. No deference shall be given to the initial adverse benefit determination.

(c) Timing of Committee Response. The Committee shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Committee determines that special circumstances require additional time for processing the claim, the Committee may extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

(d) Notice of Decision. If the Committee denies part or all of the claim, the Committee shall notify the Claimant in writing of its decision on review. The Committee shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) after exhausting all administrative claims and review procedures in this Article VIII.

ARTICLE IX

AMENDMENT, TERMINATION, AND MERGER

Section 9.1 Amendment

Subject to the provisions hereinafter set forth, the Company reserves the right to amend the Plan at any time by action of its Board of Directors, and (to the extent permitted by applicable law) give any such amendment retroactive effect.

Section 9.2 Termination

The continuation of the Plan is not assumed as a contractual obligation by any Associated Company. Each Associated Company reserves the right to terminate the Plan with respect to its participation at any time. If the Plan is terminated (in full or in part), (i) the then Accrued Benefit under this Plan of each affected Participant shall become 100% vested, except to the extent the Participant has not been a Participant for at least thirteen (13) months (in which case the Participant shall become 100% vested if and when he or she completes such 13-month service requirement), and (ii) the benefits payable under the Plan shall be payable in accordance with the terms of the Plan as in effect immediately before the termination.

Section 9.3 Merger, Etc, of Company

The Company shall not sell substantially all of its assets, merge, or consolidate with any other corporation or organization, or permit its business activities to be taken over by another organization, unless and until the succeeding or continuing corporation or other organization expressly assumes the obligations of the Company and the Associated Companies under this Plan.

ARTICLE X

MISCELLANEOUS

Section 10.1 Right to Employment or Benefits

(a) Nothing contained in the Plan shall be deemed to give any Participant a right to remain in the employment of any of the Associated Companies.

(b) (1) Nothing contained in the Plan shall be deemed to give any Participant or beneficiary any right or claim to benefits except as expressly provided in the Plan.

(2) Notwithstanding any other provision in this Plan, in the event the Company fails to fulfill its obligation to make payments to the Participant, his beneficiary, or any other person entitled to payments under the Plan, the Company shall be liable to such person for any attorney’s fees and other legal costs related to enforcing such person’s claim against the Company (to the extent the person prevails under such claim), provided that such fees and costs must be claimed by such person, and shall be paid by the Company, not later than the end of the person’s taxable year following the year in which the fees or costs were incurred.

Section 10.2 Inalienability

No Participant or any person having or claiming to have any interest of any kind or character in or under the Plan shall have any right to sell, assign, transfer, convey, hypothecate, anticipate, or otherwise dispose of such interest, and such interest shall not be subject to any liabilities or obligations of, or any bankruptcy proceedings, claims of creditors, attachment, garnishment, execution, levy, or other legal process against, such person or person’s property.

Section 10.3 Facility of Payment

If any Participant or beneficiary eligible to receive benefits under this Plan is, in the opinion of the Company, legally, physically, or mentally incapable of personally receiving and receipting for any payment under the Plan, the Company may direct payments to such other person, persons, or institutions who, in the opinion of the Company, are then maintaining or having custody of such payee, until claims are made by a duly appointed guardian or other legal representative of such payee. Such payments shall constitute a full discharge of the liability of the Plan to the extent thereof.

Section 10.4 Construction of Plan

(a) The headings of articles and sections are included herein solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall be controlling.

(b) To the extent not preempted by ERISA, the Plan shall be governed, construed, administered, and regulated according to the laws of the State of Hawaii.

Section 10.5 Forms

All consents, elections, applications, designations, etc. required or permitted under the Plan must be made on forms prescribed and furnished by the Committee, and shall be recognized only if properly completed, executed, and returned to the Committee.

Section 10.6 Forfeiture in the Event of Termination for Cause

Notwithstanding any other provision of this Plan to the contrary, a Participant shall not be entitled to any benefit under this Plan if the Company or an Associated Company terminates the Participant’s employment for “cause”. For purposes of this Section 10.6, “cause” means the Participant is terminated for violation of the Code of Conduct of an Associated Company.

TO RECORD the adoption of this amended and restated Plan, Hawaiian Electric Industries, Inc. has caused this document to be executed this 27th day of October, 2008, effective as of January 1, 2009.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ Patricia U. Wong
Its Vice President-Administration & Corporate Secretary